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                                                                     EXHIBIT 3.1



                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         HUNTSMAN PACKAGING CORPORATION

         Pursuant to and in accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (the "URBCA"), the following are the Second Amended and Restated Articles of Incorporation of Huntsman Packaging Corporation, a Utah corporation (the "Corporation"):

                                    ARTICLE I

                                      NAME

         The name of the Corporation is Huntsman Packaging Corporation.

                                   ARTICLE II

                               PURPOSES AND POWERS

         The Corporation is organized to engage in any and all lawful acts, activities, and/or pursuits for which corporations may presently or hereafter be organized under the URBCA.

         The Corporation shall have all powers allowed by law, including without limitation those powers described in Section 16-10a-302 of the URBCA. The purposes stated herein shall be construed as powers as well as purposes and the enumeration of a specific purpose or power shall not be construed to limit or restrict the meaning of general terms or the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

                                   ARTICLE III

                                AUTHORIZED SHARES

         The Corporation is authorized to issue three classes of shares, and the total number of shares of all classes that the Corporation is authorized to issue is One Million Two Hundred Thousand (1,270,000) shares. The number of authorized shares and the designation, characteristics, preferences, limitations and relative rights of each class of shares of the Corporation are as follows:

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                             1. Class A Common Stock

         1.1 Number, Designation and Par Value. The Corporation is authorized to issue One Million Two Hundred Thousand (1,200,000) shares designated as "Class A Common Stock," each having no par value (the "Class A Stock").

         1.2 Voting. The Class A Stock shall have the following rights with respect to voting:

             (a) Except as otherwise expressly provided in this Article III, (i) each outstanding share of Class A Stock shall be entitled to one (1) vote on each matter to be voted upon by the shareholders of the Corporation, and (ii) shares of the Class A Stock shall be voted together in a single voting group with (x) shares of the Class B Stock (as defined below) and (y) if the Class C Stock (as defined below) is entitled to vote on a matter pursuant to the URBCA, shares of the Class C Stock.

             (b) In any election of the directors of the Corporation, the holders of the outstanding shares of Class A Stock (the "Class A Shareholders"), voting as a separate voting group, shall be entitled to elect one (1) director (the "Class A Director") of the three (3) directors comprising the Board of Directors of the Corporation (the "Board"). In addition, if the Class A Director vacates his or her directorship, only the Class A Shareholders shall be entitled to vote to fill the vacancy.

             (c) The Class A Shareholders may act by written consent (either together with or without the Class B Shareholders and/or the Class C Shareholders (each as defined below), as appropriate) in accordance with the URBCA.

         1.3 Net Assets. Upon the dissolution of the Corporation, the Class A Shareholders shall be entitled to receive, together with the Class B Shareholders and the Class C Shareholders, on a pro rata basis, the net assets of the Corporation.

         1.4 Payment. All issued shares of the Class A Stock shall be fully paid and nonassessable.

                             2. Class B Common Stock

         2.1 Number, Designation and Par Value. The Corporation is authorized to issue Ten Thousand (10,000) shares designated as "Class B Common Stock," each having no par value (the "Class B Stock").



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         2.2 Voting. The Class B Stock shall have the following rights with respect to voting:

             (a) Except as otherwise expressly provided in this Article III, (i) each outstanding share of Class B Stock shall be entitled to one (1) vote on each matter to be voted upon by the shareholders of the Corporation, and (ii) shares of the Class B Stock shall be voted together in a single voting group with (x) shares of the Class A Stock and (y) if the Class C Stock is entitled to vote on a matter pursuant to the URBCA, shares of the Class C Stock.

             (b) In any election of the directors of the Corporation, the holders of the outstanding shares of Class B Stock (the "Class B Shareholders"), voting as a separate voting group, shall be entitled to elect two (2) directors (each a "Class B Director") of the three (3) directors comprising the Board. In addition, if a Class B Director vacates his or her directorship, (i) if the vacancy is to be filled by the directors and a Class B Director remains on the Board, only the remaining Class B Director shall be entitled to vote to elect a new Class B Director to fill the vacancy, and (ii) if the vacancy is to be filled by the shareholders, only the Class B Shareholders shall be entitled to vote to fill the vacancy.

             (c) The Class B Shareholders may act by written consent (either together with or without the Class A Shareholders and/or the Class C Shareholders, as appropriate) in accordance with the URBCA

         2.3 Net Assets. Upon the dissolution of the Corporation, the Class B Shareholders shall be entitled to receive, together with the Class A Shareholders and the Class C Shareholders, on a pro rata basis, the net assets of the Corporation.

         2.4 Payment. All issued shares of the Class B Stock shall be fully paid and nonassessable.

                             3. Class C Common Stock

         3.1 Number, Designation and Par Value. The Corporation is authorized to issue Sixty Thousand (60,000) shares designated as "Class C Common Stock," each having no par value (the "Class C Stock").

         3.2 Voting. Except as otherwise required by the URBCA, the Class C Stock shall have no voting rights. If ever



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shares of the Class C Stock shall be voted on a matter pursuant to the URBCA, shares of the Class C Stock shall be voted together with shares of the Class A Stock and shares of the Class B Stock in a single voting group.

         3.3 Net Assets. Upon the dissolution of the Corporation, the Class C Shareholders shall be entitled to receive, together with the Class A Shareholders and the Class B Shareholders, on a pro rata basis, the net assets of the Corporation.

         3.4 Payment. All issued shares of the Class C Stock shall be fully paid and nonassessable.

                                   ARTICLE IV

                         OFFICER AND DIRECTOR LIABILITY

         1. Except as otherwise required by Utah law, the Corporation shall indemnify and advance expenses to its directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law.

         2. The personal liability of the directors and officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

         3. Any repeal or modification of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of any person existing at the time of such repeal or modification.



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